HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION REPORTS EARNINGS
FOR SECOND QUARTER FISCAL YEAR 2022

MUSCATINE, Iowa (July 28, 2022) – HNI Corporation (NYSE: HNI) today announced sales for the second quarter ended July 2, 2022 of $621.7 million and net income of $30.3 million. GAAP net income per diluted share was $0.72, compared to $0.39 in the prior year. Non-GAAP net income per diluted share was $0.52, compared to $0.40 in the prior year. GAAP to Non-GAAP reconciliations follow the financial statements in this release.

Highlights
•Strong earnings growth. In the second quarter, the Corporation delivered 23 percent operating income growth and increased non-GAAP earnings per share 30 percent on a year-over-year basis, driven by solid organic volume growth and positive price-cost.
•Lamex divestiture allows for better focus on core strategies. Consistent with previously announced portfolio streamlining plans, last week the Corporation sold its China- and Hong Kong-based Lamex office furniture business for $75 million, subject to standard post-closing adjustments. The proceeds will be used to repay existing debt, providing additional financial flexibility.
•Continued investment and capital deployment. During the second quarter, the Corporation completed the acquisition of an installing distributor located in Raleigh, North Carolina. Following the closing, the Corporation has 27 owned installing-distributor locations nationwide supporting its residential building products business. Additionally in the second quarter, the Corporation returned over $53 million to its shareholders in the form of dividends and share repurchases.

“Our members delivered strong top- and bottom-line performance in the second quarter while we invested to strengthen our operational network and go-to-market capabilities. We continued to improve our price-cost position, which also contributed to our profit growth. Our strategic initiatives focused on driving growth and simplifying our businesses have momentum and are positioning us for long-term success,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

HNI Corporation – Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	July 2, 2022	July 3, 2021	Change
GAAP
Net Sales	$621.7	$510.5	21.8%
Gross Profit %	35.5%	36.8%	-130	bps
SG&A %	30.5%	32.0%	-150	bps
Impairment Charges %	0.2%	—%	20	bps
Operating Income	$29.9	$24.7	21.1%
Operating Income %	4.8%	4.8%	0	bps
Effective Tax Rate	(9.0%)	23.7%
Net Income %	4.9%	3.4%	150	bps
EPS – diluted	$0.72	$0.39	84.6%

Non-GAAP
Gross Profit %	35.5%	36.8%	-130 bps
Operating Income	$31.1	$25.3	22.7%
Operating Income %	5.0%	5.0%	0 bps
EPS – diluted	$0.52	$0.40	30.0%

Second Quarter Summary Comments
•Consolidated net sales increased 21.8 percent from the prior-year quarter to $621.7 million. On an organic basis, sales increased 18.9 percent year-over-year. The acquisition of residential building products companies in 2021 and 2022 increased year-over-year sales by $14.6 million. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.
•Gross profit margin compressed 130 basis points compared to the prior-year quarter. This decrease was driven by price-cost dilution and lower net productivity, partially offset by higher volume.
•Selling and administrative expenses as a percent of sales decreased 150 basis points compared to the prior-year quarter. The decrease was driven by dilution from price realization along with higher volume, partially offset by increased freight costs, higher investment spend, and higher core SG&A.
•Non-GAAP net income per diluted share was $0.52 compared to $0.40 in the prior-year quarter. The increase was driven by higher volume and favorable price-cost, partially offset by lower net productivity, higher investment spend, and higher core SG&A.
•Non-GAAP EPS in the current quarter includes an effective tax rate of 23.7 percent, compared to a GAAP tax rate of (9.0) percent.

Divestiture of Lamex
•The Corporation sold its China- and Hong Kong-based Lamex office furniture business on July 20, 2022. The business was acquired by Kokuyo Co., Ltd. for $75 million, subject to standard post-closing adjustments. Kokuyo is a leading manufacturer and provider of office furniture in Japan and across Asia.
•In the second quarter, the transaction created tax benefits that were excluded from non-GAAP results. It also resulted in Lamex’s assets and liabilities being classified as held-for-sale at the end of the quarter. The sale is expected to create a pretax gain in the Corporation’s third quarter of approximately $50 million.

Workplace Furnishings – Financial Performance
(Dollars in millions)
	Three Months Ended
	July 2, 2022	July 3, 2021	Change
GAAP
Net Sales	$406.7	$344.1	18.2%
Operating Profit	$11.9	$8.8	36.2%
Operating Profit %	2.9%	2.5%	40	bps

Non-GAAP
Operating Profit	$12.1	$9.4	28.9%
Operating Profit %	3.0%	2.7%	30 bps

•Workplace Furnishings net sales increased 18.2 percent from the prior-year quarter to $406.7 million.
•Workplace Furnishings operating profit margin expanded 40 basis points year-over-year primarily driven by higher volume and favorable price-cost, partially offset by lower net productivity and increased investment spend.

Residential Building Products – Financial Performance
(Dollars in millions)
	Three Months Ended
	July 2, 2022	July 3, 2021	Change
GAAP
Net Sales	$215.1	$166.3	29.3%
Operating Profit	$37.0	$30.5	21.1%
Operating Profit %	17.2%	18.4%	-120	bps

•Residential Building Products net sales increased 29.3 percent from the prior-year quarter to $215.1 million. On an organic basis, sales increased 20.5 percent year-over-year. The impact of building products companies acquired in 2021 and 2022 increased sales $14.6 million compared to the prior-year quarter.
•Residential Building Products operating profit margin compressed 120 basis points year-over-year, primarily driven by lower net productivity and the impact of acquisitions, partially offset by increased volume.

Second Quarter Orders
•Normalized orders in the Workplace Furnishings segment increased four percent year-over-year led by price realization. Order growth softened late in the quarter, and orders from contract customers were stronger than those from small-to-medium sized customers.
•Orders in the Residential Building Products segment increased 14 percent compared to the prior-year period. New construction order rates outperformed remodel/retrofit activity during the quarter.

2022 Outlook
Given signs that broader macroeconomic and recession concerns are negatively impacting demand in key markets, the Corporation is lowering its 2022 outlook.
Compared to its previous outlook, the Corporation now expects lower second half profit expansion due to slowing volume growth and the divestiture of Lamex, partially offset by improved price-cost and reduced expenses. Despite the increasingly challenging environment, the Corporation still expects strong revenue and profit growth compared to the prior year.
•Workplace Furnishings 2022 revenue: the Corporation now expects revenue growth rates in the low teens for 2022. The new outlook compares to previously expected 2022 segment growth rates in the high teens to low 20s. Slower volume growth and the Lamex divestiture are driving the reduction.
When excluding impacts from the sale of Lamex and the previously announced restructuring of an eCommerce business, pricing benefits and increased volume are expected to drive segment growth rates in the low 20s. Those portfolio actions are expected to lower reported segment growth rates by approximately 10 percent.
•Residential Building Products 2022 revenue: pricing benefits, inorganic revenue from acquisitions, and continued benefits from multiple growth initiatives are expected to fuel growth rates in the high teens for 2022. This is on top of 25 percent organic growth generated by the segment in 2021. Compared to the previous outlook, segment growth is now expected to be softer in the second half of 2022.
•Third quarter 2022 outlook: the Corporation expects third quarter earnings to improve sequentially from second quarter 2022 levels and be above prior year results primarily due to favorable price-cost. Pricing benefits are expected to drive third quarter revenue growth rates in the high single-digits to low-teens.
•Expected seasonality: for 2022, earnings seasonality is now expected to be less weighted to the back half than in recent years when approximately 70 percent of total profit was generated during the second half.
•Balance Sheet: the Corporation expects to maintain a strong balance sheet throughout 2022. Low leverage and continued free cash flow generation are expected to provide ample capacity for continued investment, M&A, dividend payments, and share buyback activity.

Concluding Remarks
“Although the operating environment is becoming more challenging, we are staying focused on our long-term strategies. We expect strong earnings growth in 2022 while maintaining a strong balance sheet. We continue to improve our long-term competitive position as we make progress on our core strategies of expanding margins in Workplace Furnishings and growing revenue in Residential Building Products. Our experienced team is prepared to confront an increasingly difficult economic environment, while driving our strategic initiatives,” Mr. Lorenger concluded.

Conference Call
HNI Corporation will host a conference call on Thursday, July 28, 2022 at 10:00 a.m. (Central) to discuss second quarter fiscal year 2022 results. To participate, call 1-855-761-5600 – conference ID number 7175411. A live webcast of the call will be available on HNI Corporation’s website at https://investors.hnicorp.com/events-and-presentations. A replay of the webcast and call will be made available from Thursday, July 28, 2022 at 1:00 p.m. (Central) through Thursday, August 4, 2022, 10:59 p.m. (Central). To replay the webcast, go to the link above. To replay the call, dial 1-800-770-2030 – Conference ID: 7175411.

About HNI Corporation
HNI Corporation (NYSE: HNI) is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding the expected effects on the Corporation’s business, financial condition and results of operations from the COVID-19 pandemic and other declining macroeconomic conditions. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. These risks include but are not limited to: the duration and scope of the COVID-19 pandemic, including any emerging variants of the virus, and its effect on people and the economy; potential disruptions in the global supply chain; the effects of prolonged periods of inflation; potential labor shortages; the levels of office furniture needs and housing starts; overall demand for the Corporation’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation’s customers; the Corporation’s reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation’s financing activities; an inability to protect the Corporation’s intellectual property; impacts of tax legislation; and force majeure events outside the Corporation’s control, including those that may result from the effects of climate change. A description of these risks and additional risks can be found in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net sales	$621.7	$510.5	$1,194.1	$994.7
Cost of sales	401.2	322.6	776.6	626.9
Gross profit	220.6	187.9	417.5	367.8
Selling and administrative expenses	189.7	163.2	366.1	320.5
Impairment charges	1.0	—	1.0	—
Operating income	29.9	24.7	50.3	47.3
Interest expense, net	2.1	1.9	4.1	3.6
Income before income taxes	27.8	22.8	46.2	43.7
Income taxes	(2.5)	5.4	1.8	11.2
Net income	30.3	17.4	44.5	32.4
Less: Net income (loss) attributable to non-controlling interest	0.0	(0.0)	(0.0)	(0.0)
Net income attributable to HNI Corporation	$30.3	$17.4	$44.5	$32.4

Average number of common shares outstanding – basic	41.8	43.8	42.1	43.5
Net income attributable to HNI Corporation per common share – basic	$0.73	$0.40	$1.06	$0.75
Average number of common shares outstanding – diluted	42.4	44.5	42.7	44.0
Net income attributable to HNI Corporation per common share – diluted	$0.72	$0.39	$1.04	$0.74

Foreign currency translation adjustments	$(1.3)	$0.2	$(1.8)	$0.1
Change in unrealized gains (losses) on marketable securities, net of tax	(0.1)	(0.0)	(0.5)	(0.1)
Change in derivative financial instruments, net of tax	0.1	0.1	1.0	0.4
Other comprehensive income (loss), net of tax	(1.3)	0.3	(1.3)	0.3
Comprehensive income	29.0	17.7	43.1	32.8
Less: Comprehensive income (loss) attributable to non-controlling interest	0.0	(0.0)	(0.0)	(0.0)
Comprehensive income attributable to HNI Corporation	$29.0	$17.7	$43.1	$32.8

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	July 2, 2022	January 1, 2022
Assets
Current Assets:
Cash and cash equivalents	$19.6	$52.3
Short-term investments	1.0	1.4
Receivables	255.3	240.0
Allowance for doubtful accounts	(2.7)	(2.8)
Inventories, net	227.0	181.6
Prepaid expenses and other current assets	53.4	51.1
Assets held for sale	71.2	—
Total Current Assets	624.7	523.5
Property, Plant, and Equipment:
Land and land improvements	30.9	30.9
Buildings	291.1	294.5
Machinery and equipment	581.3	593.6
Construction in progress	26.9	29.7
	930.2	948.7
Less accumulated depreciation	(584.0)	(581.9)
Net Property, Plant, and Equipment	346.1	366.8
Right-of-use Finance Leases	11.3	10.2
Right-of-use Operating Leases	91.4	82.9
Goodwill and Other Intangible Assets	458.2	471.5
Other Assets	55.1	43.1
Total Assets	$1,586.7	$1,497.9
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$423.4	$473.8
Current maturities of debt	1.7	3.2
Current maturities of other long-term obligations	2.1	3.9
Current lease obligations - Finance	3.3	2.8
Current lease obligations - Operating	20.5	22.8
Liabilities held for sale	41.1	—
Total Current Liabilities	492.1	506.4
Long-Term Debt	308.7	174.6
Long-Term Lease Obligations - Finance	7.9	7.4
Long-Term Lease Obligations - Operating	75.9	63.8
Other Long-Term Liabilities	78.5	80.7
Deferred Income Taxes	61.7	75.0
Total Liabilities	1,024.7	907.9
Equity:
HNI Corporation shareholders' equity	561.7	589.6
Non-controlling interest	0.3	0.3
Total Equity	562.0	590.0
Total Liabilities and Equity	$1,586.7	$1,497.9

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended
	July 2, 2022	July 3, 2021
Net Cash Flows From (To) Operating Activities:
Net income	$44.5	$32.4
Non-cash items included in net income:
Depreciation and amortization	42.4	41.1
Other post-retirement and post-employment benefits	0.7	0.7
Stock-based compensation	8.5	7.8
Reduction in carrying amount of right-of-use assets	13.2	13.1
Deferred income taxes	(13.4)	(1.4)
Other – net	0.6	3.2
Net decrease in cash from operating assets and liabilities	(118.2)	(62.9)
Increase (decrease) in other liabilities	(3.5)	3.3
Net cash flows from (to) operating activities	(25.2)	37.3

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(27.9)	(26.2)
Proceeds from sale of property, plant, and equipment	0.0	0.2
Acquisition spending, net of cash acquired	(9.3)	(1.5)
Capitalized software	(5.3)	(6.1)
Purchase of investments	(1.8)	(2.4)
Sales or maturities of investments	1.5	2.4
Net cash flows from (to) investing activities	(42.8)	(33.7)

Net Cash Flows From (To) Financing Activities:
Payments of debt	(159.3)	(0.6)
Proceeds from debt	291.8	3.8
Dividends paid	(26.7)	(26.8)
Purchase of HNI Corporation common stock	(65.2)	(6.5)
Proceeds from sales of HNI Corporation common stock	3.4	29.3
Other – net	(2.5)	(0.3)
Net cash flows from (to) financing activities	41.5	(1.3)

Net increase (decrease) in cash and cash equivalents including cash classified within current assets held for sale	(26.5)	2.4
Less: net increase in cash classified within current assets held for sale	6.2	—
Net increase (decrease) in cash and cash equivalents	(32.7)	2.4
Cash and cash equivalents at beginning of period	52.3	116.1
Cash and cash equivalents at end of period	$19.6	$118.5

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Reportable Segment Data
(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net Sales:
Workplace furnishings	$406.7	$344.1	$759.8	$646.9
Residential building products	215.1	166.3	434.3	347.9
Total	$621.7	$510.5	$1,194.1	$994.7

Income (Loss) Before Income Taxes:
Workplace furnishings	$11.9	$8.8	$5.5	$5.7
Residential building products	37.0	30.5	77.3	70.4
General corporate	(19.0)	(14.6)	(32.5)	(28.8)
Operating Income	29.9	24.7	50.3	47.3
Interest expense, net	2.1	1.9	4.1	3.6
Total	$27.8	$22.8	$46.2	$43.7

Depreciation and Amortization Expense:
Workplace furnishings	$11.7	$12.1	$23.2	$24.0
Residential building products	3.1	2.4	6.1	4.9
General corporate	6.6	6.2	13.1	12.2
Total	$21.3	$20.7	$42.4	$41.1

Capital Expenditures (including capitalized software):
Workplace furnishings	$8.2	$7.0	$16.4	$17.5
Residential building products	2.7	1.9	8.5	6.7
General corporate	4.1	4.4	8.4	8.1
Total	$15.0	$13.3	$33.2	$32.3

			As of July 2, 2022	As of January 1, 2022
Identifiable Assets:
Workplace furnishings			$889.2	$809.0
Residential building products			516.3	479.5
General corporate			181.2	209.5
Total			$1,586.7	$1,497.9

Amounts may not sum due to rounding.

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release contains the following non-GAAP financial measures: organic sales, gross profit, operating income, operating profit, income taxes, net income, and net income per diluted shares (i.e., EPS). These measures are adjusted from the comparable GAAP measure to exclude the impacts of the selected items as summarized in the following tables. In the current period, the effective tax rate used to calculate non-GAAP EPS differs from the GAAP effective tax rate due to the expected impact of the Workplace Furnishings divestiture in third quarter 2022. Generally, non-GAAP EPS is calculated using HNI's overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP components.

The sales adjustments to arrive at the non-GAAP organic sales information included in this earnings release exclude the impact of acquiring residential building products companies. The transactions excluded for purposes of other non-GAAP financial information included in this earnings release include restructuring charges and COVID-19 costs in the Workplace Furnishings segment, and impairment charges and nonrecurring tax items in the Corporate segment. Restructuring charges incurred in the current period presented are comprised of inventory valuation adjustments in connection with business simplification efforts, and relocation and new facility setup costs in connection with capacity expansion initiatives. COVID-19 costs incurred in the prior period presented include showroom exit charges. Impairment charges incurred in the current period are related to an equity investment. Nonrecurring tax items in the current period are related to the divestiture of the Lamex business.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	July 2, 2022			July 3, 2021
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Sales as reported (GAAP)	$406.7	$215.1	$621.7	$344.1	$166.3	$510.5
% change from PY	18.2%	29.3%	21.8%

Less: Acquisitions	—	14.6	14.6	—	—	—

Organic Sales (non-GAAP)	$406.7	$200.4	$607.1	$344.1	$166.3	$510.5
% change from PY	18.2%	20.5%	18.9%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	July 2, 2022
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$220.6	$29.9	$(2.5)	$30.3	$0.72
% of net sales	35.5%	4.8%		4.9%
Tax %			(9.0%)

Restructuring charges	0.2	0.2	0.0	0.1	0.00
Impairment charges	—	1.0	0.2	0.8	0.02
Income tax adjustment	—	—	9.1	(9.1)	(0.21)

Results (non-GAAP)	$220.8	$31.1	$6.9	$22.1	$0.52
% of net sales	35.5%	5.0%		3.6%
Tax %			23.7%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	July 3, 2021
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$187.9	$24.7	$5.4	$17.4	$0.39
% of net sales	36.8%	4.8%		3.4%
Tax %			23.7%

COVID-19 costs	—	0.6	0.2	0.5	0.01

Results (non-GAAP)	$187.9	$25.3	$5.6	$17.9	$0.40
% of net sales	36.8%	5.0%		3.5%
Tax %			23.7%

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended
	July 2, 2022	July 3, 2021	Percent Change
Operating profit as reported (GAAP)	$11.9	$8.8	36.2%
% of net sales	2.9%	2.5%

Restructuring charges	0.2	—
COVID-19 costs	—	0.6

Operating profit (non-GAAP)	$12.1	$9.4	28.9%
% of net sales	3.0%	2.7%